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[10.58]   Secured Promissory Note to Oliver K. Washburn, September 11, 1996.

                            SECURED PROMISSORY NOTE
                               September 11, 1996


Thirty Thousand Dollars ($30,000.00)

         FOR VALUE RECEIVED, Scientific NRG, Incorporated, a corporation organized under the laws of the United States, state of Minnesota, with its principal place of business in California ("Maker"), hereby promises to pay to the order of Mr. Oliver K. Washburn, 171 Wildwood Avenue, White Bear Lake, Minnesota 55110 ("Payee" or "Holder") the sum of Thirty Thousand Dollars ($30,000.00) together with interest thereon at the rate of 15% per year. This Secured Promissory Note (the "Note") is due and payable on or before January 10, 1997.

Acceleration

         At its option, the Payee or Holder of this Note may determine that the Maker is in default, as defined herein, and may, consequently, accelerate the maturity of the unpaid balance of the Note without presentment for payment or any notice.

Security for the Note

         To secure the payment of this Note, Maker hereby grants to the Payee pursuant to a Security Agreement dated of even date between Maker and Payee a security interest in all of the assets of Maker (the "Collateral"). Upon default, the Payee may resort to any remedy against the Collateral available to a secured party under the Uniform Commercial Code.

         All documents and instruments now or hereafter evidencing and/or securing the indebtedness evidenced hereby or any part thereof, including but not limited to this Note and the Security Agreement of even date, are sometimes collectively referred to herein as the "Security Documents."

Usury Saving Clause

         All agreements in this Note and all other Security Documents are expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount agreed to be paid hereunder for the use, forbearance or detention of money exceed the highest lawful rate permitted under applicable usury laws. If, for any circumstance whatsoever, fulfillment of any provision of this Note or any other Security Document at the time performance of such provisions shall involve exceeding any usury limit prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to a compliance with such limit, and if, from any circumstance whatsoever, Payee shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and shall be canceled automatically or, if theretofore paid, such excess shall be credited against the principal amount of the indebtedness evidenced hereby to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be refunded immediately to Maker.

Costs of Collection

         Maker shall pay to Payee all reasonable costs, expenses, charges, disbursements and attorneys' fees incurred by Payee or Holder following an Event of Default in collecting, enforcing or protecting this


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Note or any other Security Document, whether incurred in or out of court, including appeals and bankruptcy proceedings

Default

         Each of the following events or occurrences shall constitute an "Event of Default" hereunder: (a) if default is made in the payment of any monetary amount payable hereunder, under the terms of any Security Document, or under the terms of any other obligation of Maker to Payee hereunder, within ten (10) days following the date the same is due; (b) if default is made in the performance of any other promise or obligation described herein in any Security Document, or in any other document evidencing or securing any indebtedness of Maker to Payee following ten (10) days prior notice to Maker of such default and the failure of Maker to cure such default within said ten (10) day period;
(c) if Maker shall execute an assignment of any of its property for the benefit of creditors, fail to meet any obligations herein described, be unable to meet its debts as they mature, suspend its active business or be declared insolvent by any court, suffer any judgment or decree to be rendered against it in an amount greater than US$ 10,000, suffer a receiver to be appointed for any of its property, voluntarily seek relief or have involuntary proceedings brought against it under any provision now in force or hereinafter enacted of any law relating to bankruptcy, or forfeit its charter, dissolve, or terminate its existence; (d) if any writ of attachment, garnishment or execution shall be issued against Maker; or (e) if any tax lien be assessed or filed against Maker.

         Upon the occurrence of any Event of Default, which is not cured within ten (10) days after notice of such default is given by Payee or Holder or at any time thereafter when any Event of Default may continue, Payee or Holder may, at its option and in its sole discretion, declare the entire balance of this Note to be immediately due and payable, and upon such declaration all sums outstanding and unpaid under this Note shall become and be in default, matured and immediately due and payable, without presentment, demand, protest or notice of any kind to Maker or any other person, all of which are hereby expressly waived, anything in this Note or any other Security Document to the contrary notwithstanding.

Waiver of Jury Trial, Jurisdiction & Venue

         Payee and Maker hereby agree to trial by court and irrevocably agree to waive jury trial in any action or proceeding (including but not limited to any counterclaim) arising out of or in any way related to or connected with this Note or any other Security Document, the relationship created thereby, or the origination, administration or enforcement of the indebtedness evidenced and/or secured by this Note or any other Security Document.

         This Note has been delivered to Payee and accepted by Payee in the State of California, and shall be governed and construed generally according to the laws of said State except to the extent that creation, validity, perfection or enforcement of any liens or security interests securing this Note are governed by the laws of another jurisdiction. Venue of any action brought pursuant to this Note or any other Security Document, or relating to the indebtedness evidenced hereby or the relationships created by or under the Security Documents shall, at the election of the party bringing the action, be brought in a State or United States federal court of appropriate 'jurisdiction located in or having jurisdiction over the State of California. Maker and Payee each waives any objection to the jurisdiction of or venue in any such court and to the service of process issued by such court and agrees that each may be served by any method of process described in the State of California or United States Federal Rules of Civil Procedure. Maker and Payee each waives the fight to claim that any such court is an inconvenient forum or any similar defense.

         If, in any jurisdiction, any provision of this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such holding shall not affect any other provisions of this Note, and this Note shall be construed, to the extent of such invalidity, illegality or unenforceability (and only to such extent) as if any such provision had never been contained herein. Any such holding of invalidity,



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illegality or unenforceability in one jurisdiction shall not prevent valid enforcement of any affected provision if allowed under the laws of another relevant jurisdiction.

         No waiver by the holder of any payment or other right under this Note shall operate as a waiver of any other payment or right.

Executed by the undersigned the year and day first above written.

SCIENTIFIC NRG, INCORPORATED


By: /s/ Malcolm L. Fickel
    ---------------------
Name: Malcolm L. Fickel
Its: President